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                                     UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                        FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
REPORTS
UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF
1934.



                        Commission File Number     0-25018
                                             ------------------



                       Mutual Bancompany, Inc.
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    (Exact name of registrant as specified in its charter)


101 West McCarty Street, Jefferson City, Missouri 65101
(573)634-2150
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


               Common Stock, par value $.01 per share
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      (Title of each class of securities covered by this Form)


                             None
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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


        Rule 12g-4(a)(1)(i)     X       Rule 12h-3(b)(1)(i)
        Rule 12g-4(a)(1)(ii)            Rule 12h-3(b)(1)(ii)
        Rule 12g-4(a)(2)(i)             Rule 12h-3(b)(2)(i)
        Rule 12g-4(a)(2)(ii)            Rule 12h-3(b)(2)(ii)
                                        Rule 15d-6

Approximate number of holders of record as of the certification or notice date: None
                ----
   Pursuant to the requirements of the Securities Exchange Act of 1934, Mutual Bancompany, Inc. has caused this certification/ notice to be signed on its behalf by the undersigned duly authorized person.



Date: November 13, 1996               By: /s/ Gary W. Douglass
      ------------------              -------------------------
                                      Gary W. Douglass
                                      Executive Vice President
                                       and Chief Financial
                                       Officer of Roosevelt
                                       Financial Group,
                                       Inc. (successor by merger
                                       to Mutual Bancompany,
                                       Inc.)